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                                                     Exhibit 99(c)

                          Entergy Louisiana, Inc.
            Computation of Ratios of Earnings to Fixed Charges and
     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                      September 30,
                                                              1996     1997     1998     1999     2000     2001
Fixed charges, as defined:
Total Interest                                              $132,412 $128,900 $122,890 $117,247 $111,743 $116,046
  Interest applicable to rentals                              10,601    9,203    9,564    9,221    6,458    7,673
                                                            -----------------------------------------------------
Total fixed charges, as defined                              143,013  138,103  132,454  126,468  118,201 $123,719

Preferred dividends, as defined (a)                           28,234   22,103   20,925   16,006   16,102   13,890
                                                            -----------------------------------------------------

Combined fixed charges and preferred dividends, as defined  $171,247 $160,206 $153,379 $142,474 $134,303 $137,609
                                                            =====================================================
Earnings as defined:

  Net Income                                                $190,762 $141,757 $179,487 $191,770 $162,679 $156,042
  Add:
    Provision for income taxes:
Total Taxes                                                  118,559   98,965  109,104  122,368  112,645  107,923
    Fixed charges as above                                   143,013  138,103  132,454  126,468  118,201  123,719
                                                            -----------------------------------------------------

Total earnings, as defined                                  $452,334 $378,825 $421,045 $440,606 $393,525 $387,684
                                                            =====================================================

Ratio of earnings to fixed charges, as defined                  3.16     2.74     3.18     3.48     3.33     3.13
                                                            =====================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.64     2.36     2.75     3.09     2.93     2.82
                                                            =====================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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